Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation, by reference, in the Registration Statements of MariMed Inc. (the “Company”) on Form S-8 (File Nos. 333-252719 and 333-270325) and on Form S-3 (File No. 333-255338) of our report dated March 7, 2024 relating to the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, as appearing in the annual report on Form 10-K of the Company for the years ended December 31, 2023 and 2022. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ M&K CPAS, PLLC

The Woodlands, TX
March 7, 2024